Exhibit 99.1




          Possis Medical, Inc. Reports First-Quarter Results

     Performance Meets Guidance; New Products and Clinical Science
                   Advances Expected to Fuel Growth


    MINNEAPOLIS--(BUSINESS WIRE)--Nov. 22, 2006--Possis Medical, Inc. (NASDAQ:POSS), a developer, manufacturer and marketer of pioneering medical devices for the cardiovascular and vascular treatment markets, today reported results for its fiscal 2007 first quarter that were within the range of its previously issued expectations.

    For the first quarter ended Oct. 31, 2006, Possis delivered sales of $15.6 million, a one percent increase from fiscal 2006 first-quarter sales of $15.5 million. The company reported a first-quarter net loss on a generally accepted accounting principles
(GAAP) basis of $234,000, or $0.01 per diluted share, versus GAAP net income of $266,000, or $0.01 per diluted share, for the prior-year period. The fiscal 2007 first-quarter net loss includes stock-based compensation expense of $666,000, net of tax, or $0.04 per diluted share, due to the implementation of SFAS 123(R).

    Non-GAAP (pro forma) net income, adjusted to eliminate the effect of stock-based compensation expense, for the fiscal 2007 first quarter was $432,000, or $0.02 per diluted share. This compares with net income of $968,000, or $0.05 per diluted share, in the first quarter of fiscal 2006.

    "We met both our top and bottom-line first-quarter guidance while continuing to invest in new product introductions, maintaining a strong balance sheet and delivering profitability on a pro forma basis for the 23rd consecutive quarter," said Robert G. Dutcher, CEO of Possis Medical. "Our primary goal for the current fiscal year is to expand our leadership position in thrombus management and leverage our strengths and proven technology to provide customers with a broader portfolio of endovascular treatment options."

    In the fiscal 2007 first quarter, Possis sold 35 AngioJet(R) Drive Units worldwide, 30 of which were in the U.S. Total U.S. drive units in the field, which contributes to catheter usage and sales, increased to 1,699 at the end of the fiscal 2007 first quarter from 1,672 units at the end of the fiscal 2006 fourth quarter. The average catheter utilization rate per installed drive unit, a measure of recurring usage, was 6.7 in the first quarter, versus 7.5 in the fiscal 2006 first quarter.

    "We believe our next-generation AngioJet Ultra System, including a new console and thrombectomy sets, will streamline the setup process and greatly improve ease-of-use, thereby helping to increase utilization of our various catheter models, and provide a far more versatile platform to support the development of new, more specialized and sophisticated catheter models," said Dutcher.

    For the first quarter, Possis' gross profit margin was 71.7 percent, versus 72.7 percent in the year-ago first quarter. On a sequential basis, the company's gross profit margin was up slightly from 71.5 in the fiscal 2006 fourth quarter. The quarterly, year-over-year decrease was primarily due to an unfavorable sales mix combined with flat unit sales volume. Average selling prices remained firm across the company's product lines.

    Selling, general and administrative expenses (SG&A) rose by $1.4 million from the year-earlier first quarter, to $9.8 million. Sales force commissions and staff additions, as well as clinical science and industry event expenses, contributed to the increase.

    Fiscal 2007 first-quarter research and development (R&D) spending decreased by $100,000 from the prior-year period, to $2.4 million. The slight year-over-year decrease is due to project timing. R&D spending represented 15.5 percent of first-quarter revenue, reflecting Possis' continuing commitment to new product development.

    The company reported that on Oct. 31, 2006, cash, cash equivalents and marketable securities were $47.4 million. In fiscal 2006, Possis repurchased approximately $3.2 million of its common shares. While the company did not repurchase any shares during the fiscal 2007 first quarter, it remains committed to buying back stock to offset dilution from stock-based compensation programs. Possis' board of directors has authorized up to $10 million in additional share repurchases.

    Said Dutcher, "Fiscal 2007 is shaping up to be an exciting time for Possis. We recently introduced several new products and we have more in the pipeline. In addition, we are conducting important new clinical science that further demonstrates the clinical value of AngioJet thrombectomy. With our strengthened sales force, pipeline of new products, clinical science advances and other promising opportunities, we are confident in our ability to return to double-digit growth."

    Product Introduction and Development Update

    AngioJet Ultra System

    The next generation AngioJet Thrombectomy System, the Ultra, remains under active review at the FDA. With approval anticipated by calendar year end, the company is confident that the improved ease-of-use and increased capabilities of the new Ultra Console and Thrombectomy sets will be a key platform for long-term AngioJet System business growth.

    "We're very excited about the Ultra Console's potential. At the recent Transcatheter Cardiovascular Therapeutics (TCT) conference in Washington, D.C., and in private screenings with leading interventionalists, the response has been exceptionally positive," said Dutcher.

    GuardDOG(R) Occlusion System

    In August 2006, Possis received FDA clearance to market its GuardDOG Occlusion System for use during treatment of peripheral vascular disease. The GuardDOG System enables physicians to quickly and effectively manage local blood flow while employing interventional techniques and devices, such as the AngioJet System, to treat vascular disease.

    According to the company, the first-ever clinical use of GuardDOG is planned for December 2006, followed by a broader market evaluation and a full-market launch as early as Possis' fiscal 2007 third quarter. In addition, a second GuardDog model featuring a smaller-diameter guidewire is expected to complete development in the next several months.

    Fetch(TM) Aspiration Catheter

    During the first quarter, Possis received FDA clearance for its new Fetch Aspiration Catheter. Utilizing advanced catheter technology from the AngioJet System, the Fetch Aspiration Catheter offers physicians another alternative for the aspiration of small, fresh thrombus and other embolic debris from arteries.

    "Our goal is to offer physicians a complete solution for thrombus removal. The addition of the Fetch Aspiration Catheter to our product line further enhances our position as an increasingly valuable partner to customers dealing with thrombus," said Dutcher.

    "We recently showcased many of our new products at TCT, the premier annual meeting for interventional physicians. The conference was the ideal venue to highlight our increasing range of endovascular therapies, including a comprehensive portfolio of device solutions for thrombus management," said Dutcher.

    Clinical Science Update

    Dr. Georgios Sianos Presents Compelling Results Demonstrating
AngioJet System Effectiveness

    According to Dutcher, TCT was also a valuable showcase for important new science supporting AngioJet thrombectomy. Dr. Georgios Sianos of the Thoraxcentre in Rotterdam, the Netherlands, presented compelling results showing the clinical value of AngioJet thrombectomy in treating heart attack patients. Dr. Sianos' research demonstrated that AngioJet thrombectomy in heart attack patients with large thrombus prior to treatment with drug-eluting stents markedly reduces the incidence of stent thrombosis in follow-up out to two years.

    Said Dutcher, "The favorable results reported at the TCT by Dr. Sianos and his colleagues reinforce other research that identifies thrombus as a significant risk factor for subsequent major complications such as stent thrombosis. The results also confirm that for heart attack patients with large thrombus, AngioJet thrombectomy before treatment with drug-eluting stents provides safer long-term outcomes."

    JETSTENT and Other Coronary Clinical Science

    Possis continues to be active in its coronary market segment. The company's JETSTENT clinical trial has enrolled 128 patients to date. A meeting of investigators was held at TCT and the scheduled 100 patient interim analysis continues.

    "In addition to JETSTENT, we are also collaborating with a leading clinical researcher and trialist to combine all available AngioJet clinical experience in treating acute coronary syndrome patients. The research will form a single large clinical dataset suitable for a more sophisticated meta-analysis of AngioJet safety and benefit in such patients. If successful, this effort could be presented or published later in fiscal 2007," said Dutcher.

    Peripheral Arterial Clinical Science

    Possis is developing several significant new clinical science initiatives in support of its peripheral vascular product offerings. Its new PEARL registry (PEripheral use of AngioJet Rheolytic
Thrombectomy with Mid-Length Catheters) is expected to become active in the next few months.

    "PEARL will be a Web-based registry of patient treatments and outcomes using our mid-length DVX(R) and Xpeedior(R) catheters, which are indicated for the treatment of peripheral arterial thrombus. Eventually PEARL will involve 20 or more high-volume peripheral AngioJet customers, and become a rich source of future case studies, presentations and publications on the uses and clinical value of AngioJet treatment in a variety of peripheral vascular disease challenges," Dutcher explained.

    In addition, the company expects that the first clinical experience with the GuardDOG system will be the basis for important and positive scientific presentations and publications.

    Deep Vein Thrombosis (DVT) and Pulmonary Embolism (PE)

    Beyond the coronary, peripheral arterial and A-V access markets, Possis is expanding its clinical science work into DVT and PE. DVT is caused by thrombus formation in the deep veins of the leg.

    Said Dutcher, "More than 600,000 people suffer from DVT annually in the United States. The most feared complication of DVT is PE, which is caused by thrombus in a leg vein that migrates to the lungs, blocking blood flow between the heart and the lungs. Since the underlying cause of both of these diseases is thrombus, many physicians are interested in treating them with AngioJet thrombectomy combined with our Power Pulse(TM) technique, particularly in patients with acute symptoms and large blood clots. We estimate the initial market opportunity for use of AngioJet to treat these diseases exceeds $130 million and will grow significantly over the next decade."

    To capitalize on growing interest in DVT, Possis recently filed a new 510(k) for use of the AngioJet System to remove venous thrombus using its current Xpeedior(R) Catheter. This submission continues under active review at the FDA. If approved, it will allow Possis to market the AngioJet System under the new venous indication, and enable the company to sponsor additional clinical science studying AngioJet thrombectomy in venous applications such as DVT. Possis hopes to receive a favorable ruling from the FDA in the next two to three months.

    In the area of PE, Possis is working with a leading physician in Italy who has deep experience with AngioJet thrombectomy in treating PE.

    According to Dutcher, "We expect that our collaboration with this physician will result in a new prospective study of AngioJet thrombectomy in PE, which we expect to submit to the Italian Ministry of Health for approval later this year. It's our hope that the study could be the basis of a European approval for AngioJet in PE, and for a subsequent U.S. study that would eventually support PE clearance."

    Business Outlook

    Looking ahead to fiscal 2007, Possis Medical narrowed its full-year sales guidance to the range of $70 million to $73 million, with gross margins in the low-to-mid 70's, as a percent of sales. Non-GAAP (pro forma) net income per diluted share for fiscal 2007 is estimated to range between $0.34 and $0.43 per share. GAAP net income per diluted share, which includes the impact of SFAS 123(R) stock-based compensation expense, is expected to be in the range of $0.17 to $0.26 per share.

    The company anticipates second-quarter net sales of $15.7 million to $16 million and non-GAAP (pro forma) net income, adjusted to eliminate SFAS 123(R) for stock-compensation expense, in the range between $.05 and $.08 per diluted share. Possis expects GAAP net income, which includes SFAS 123(R), of between $.01 and $.04 per diluted share in the first quarter of fiscal 2007.

    "Looking forward, we are excited by the momentum that we bring into fiscal 2007 and are confident in our ability to reestablish
Possis as a growth company," concluded Dutcher.

    The company will host a conference call today, Wednesday, Nov. 22, 2006, at 9:30 am (CT). Bob Dutcher, Chairman & CEO, and Jules Fisher, CFO, will discuss the first-quarter operating results.

    To join the conference call, dial 1-888-889-7567 (international 1-517-645-6377) and give the password "conference." A replay of the conference call will be available one hour after the call ends through 11:59 P.M. (CT) on November 30, 2006. To access the replay, dial 1-800-216-3090 (international 1-402-220-3857).

    For individual investors, a Webcast of the conference call will be available at www.possis.com under the "Investors" tab, or at www.fulldisclosure.com. Institutional investors can access the Webcast through a password-protected site at www.streetevents.com. An archived Webcast of Possis' conference call will be available for 30 days.

    About Possis Medical, Inc.

    Possis Medical, Inc., develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. The Company's AngioJet System is the world's leading mechanical thrombectomy system with FDA approval to remove large and small thrombus from coronary arteries, coronary bypass grafts, peripheral arteries and A-V grafts and native fistulas.

    Certain statements in this press release constitute "forward-looking statements" within the meaning of Federal Securities Laws. Some of these statements relate to estimated future revenue, gross margins, expenses and earnings per share, regulatory approvals, new product introductions and indications, and clinical initiatives. These statements are based on our current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements, such as, the effectiveness of our sales and marketing efforts in re-establishing coronary product usage, our ability to effectively manage new product development timelines and our ability to generate suitable clinical data to support growing use of the AngioJet. A discussion of these and other factors that could impact the Company's future results are set forth in the cautionary statements included in the Company's Form 10-K for the year ended July 31, 2006, filed with the Securities and Exchange Commission.

    This release includes non-GAAP (pro forma) net income, non-GAAP (pro forma) net income per share data, and non-GAAP (pro forma) key business indicators, and other non-GAAP line items from the Consolidated Statements of Income and Comprehensive Income, including cost of medical products, operating expenses (including selling, general and administrative, and research and development), and provision for income taxes. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP (pro forma) measures used by other companies. Possis believes that the presentation of non-GAAP (pro forma) net income, non-GAAP (pro forma) net income per share data, non-GAAP (pro forma) key business indicators and other non-GAAP line items from the Consolidated Statements of Income and Comprehensive Income, when shown in conjunction with the corresponding GAAP measures, provides useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations. Possis further believes that where the adjustments used in calculating non-GAAP (pro forma) net income and non-GAAP (pro forma) net income per share are based on specific identified charges that impact different line items in the statements of income (including cost of medical products, selling, general and administrative and research and development expense), that it is useful to investors to know how these specific line items in the statements of income are affected by these adjustments.



                         POSSIS MEDICAL, INC.
                       CONSOLIDATED STATEMENTS
                  OF INCOME AND COMPREHENSIVE INCOME
                             (UNAUDITED)
                                            Three Months Ended
                                     ---------------------------------
                                     October 31, 2006 October 31, 2005
                                     ---------------- ----------------
Product sales........................    $15,603,881      $15,475,674

   Cost of sales and other expenses:
      Cost of medical products.......      4,408,194        4,230,155
      Selling, general and
       administrative................      9,816,040        8,393,727
      Research and development.......      2,414,679        2,509,293
                                     ---------------- ----------------
          Total cost of sales and
           other Expenses............     16,638,913       15,133,175
                                     ---------------- ----------------

Operating income.....................     (1,035,032)         342,499
    Interest income..................        539,492          403,449
    Gain (loss) on sale of securities         18,891           (6,346)
                                     ---------------- ----------------

Income before income taxes...........       (476,649)         739,602
Income tax provision.................       (243,000)         474,000
                                     ---------------- ----------------

Net (loss) income....................       (233,649)         265,602

Other comprehensive loss, net of tax:
Unrealized gain (loss) on securities.        193,000          (99,000)
                                     ---------------- ----------------
Comprehensive (loss) income..........        (40,649)        $166,602
                                     ================ ================

Weighted average number of common
shares outstanding:
         Basic.......................     17,203,047       17,315,847
         Diluted.....................     17,569,136       17,951,037

Net income per common share:
          Basic......................         $(0.01)           $0.02
                                     ================ ================
          Diluted....................         $(0.01)           $0.01
                                     ================ ================




                         POSSIS MEDICAL, INC.
                     CONSOLIDATED BALANCE SHEETS
                             (UNAUDITED)
ASSETS                                October 31, 2006  July 31, 2006
                                      ---------------- ---------------

CURRENT ASSETS:
  Cash and cash equivalents...........     $2,365,461      $3,505,796
  Marketable securities...............     44,985,998      44,610,130
  Trade receivables (less allowance
   for doubtful accounts and returns
   of $570,000 and $580,000,
   respectively)......................      8,121,299       8,356,776
  Inventories.........................      6,194,666       5,915,950
  Prepaid expenses and other assets...      2,524,244       1,663,322
  Deferred tax asset..................      1,331,000       1,331,000
                                      ---------------- ---------------
    Total current assets..............     65,522,668      65,382,974

PROPERTY AND EQUIPMENT, net...........      4,939,148       5,090,198
DEFERRED TAX ASSET....................     11,009,000      10,756,000
OTHER ASSET...........................        825,054         723,262
                                      ---------------- ---------------

TOTAL ASSETS..........................    $82,295,870     $81,952,434
                                      ================ ===============

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Trade accounts payable..............     $2,326,758      $2,040,367
  Accrued salaries, wages, and
   commissions........................      2,611,350       3,468,961
  Other liabilities...................      2,773,858       2,715,421
                                      ---------------- ---------------
     Total current liabilities........      7,711,966       8,224,749

OTHER LIABILITIES.....................        943,468         823,975

COMMITMENTS AND CONTINGENCIES.........

SHAREHOLDERS' EQUITY:
  Common stock-authorized, 100,000,000
   shares of $0.40 par value each;
   issued and outstanding, 17,219,616
   and 17,146,825 shares, respectively      6,887,846       6,858,730
  Additional paid-in capital..........     78,126,535      77,378,276
  Accumulated other comprehensive loss       (136,000)       (329,000)
  Retained deficit....................    (11,237,945)    (11,004,296)
                                      ---------------- ---------------
       Total shareholders' equity.....     73,640,436      72,903,710
                                      ---------------- ---------------

TOTAL LIABILITIES AND SHAREHOLDERS'
 EQUITY...............................    $82,295,870     $81,952,434
                                      ================ ===============




               AngioJet System Key Business Indicators
----------------------------------------------------------------------
                               Q1-06   Q2-06   Q3-06   Q4-06   Q1-07
----------------------------------------------------------------------
U.S. AngioJet Revenue -
 $(000)                       $15,029 $14,582 $14,748 $15,258 $15,181
----------------------------------------------------------------------
U.S. Drive Units Sold              42      28      46      22      30
----------------------------------------------------------------------
U.S. Drive Units in the Field   1,560   1,600   1,645   1,672   1,699
----------------------------------------------------------------------
U.S. Catheter Utilization         7.5     7.0     6.6     7.1     6.7
----------------------------------------------------------------------
Gross Margin %                   72.7%   74.2%   71.1%   71.5%   71.7%
----------------------------------------------------------------------
EPS Diluted                     $0.01   $0.02  ($0.02)  $0.03  ($0.01)
----------------------------------------------------------------------


    Below is the quarterly effect of Stock-Based Compensation Expense under SFAS 123(R) on the operations of the Company. All amounts are in thousands except for EPS diluted.



                                    Q1-06  Q2-06  Q3-06  Q4-06  Q1-07
----------------------------------------------------------------------
Cost of medical products             $102   $105   $114    $97    $94
----------------------------------------------------------------------
Selling, general and administrative   531    503    665    580    584
----------------------------------------------------------------------
Research and development              189    196    197    183    174
----------------------------------------------------------------------
Income tax provision                 (120)   (74)  (156)  (150)  (186)
----------------------------------------------------------------------
Net income                           (702)  (730)  (820)  (710)  (666)
----------------------------------------------------------------------
EPS diluted                         (0.04) (0.04) (0.05) (0.04) (0.04)
----------------------------------------------------------------------


    CONTACT: Possis Medical, Inc.
             Jules L. Fisher, Vice President, Finance and Chief
             Financial Officer, 763-450-8011
             Jules.Fisher@possis.com